Cycle Country Continues Year over Year Revenue Growth in July
Increasing demand for snowplows and OEM attachments drive 55% revenue increase

Milford, Iowa -- Cycle Country Accessories Corp. (AMEX: ATC), the outright leader in developing and manufacturing select custom-fitting accessories for the all-terrain vehicle (ATV) and other diversified industry products, is pleased to announce revenues for July, 2004 were $1,509,416 versus $972,537 in July, 2003, an increase of over 55%. Rising demand for the company's industry leading snowplows and Original Equipment Manufacturers (OEM) accessories as well as new product introductions were catalysts for ATC's continued strong results. Snowplow revenues increased over 80% from last year while OEM revenue skyrocketed over 250%.

"We continue to see the results of our quality and cost containment initiatives," says Ron Hickman, President and CEO of Cycle Country. "We are also working with our OEM partners to improve our efficiencies and to be able to meet the steadily increasing demand."

About Cycle Country Accessories Corp.

Cycle Country, with over 50% of the worldwide market in several product categories, is the industry leader in the design and manufacturing of custom-fitting accessories for virtually every brand of utility all-terrain vehicles (ATV's).

To view company information, updates, the latest SEC filings or past news releases, go to the company's website at http://www.cyclecountry.com and click on the Investor Relations heading. Please direct any financial questions to Todd Doom at Magellan Financial Media Group, LLC. (317) 867-2839.

This press release does not constitute an offer to sell or the solicitation of any offer to buy any securities of Cycle Country Accessories Corporation, nor shall there be any sale of any such security in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. Forward-looking statements: This press release and other statements by Cycle Country may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for earnings and revenues, other future financial or business performance, strategies and expectations. Forward-looking statements are typically identified by words or phrases such as "believe," "expect," "estimate," "potential," or future/conditional verbs such as "will," "should" and "could."